Exhibit 99.1

Release:	4:05 P.M. April 21, 2022
212-365-6700
IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports Quarterly Net Income

Revenues Increased 38.6% Year-Over-Year

Loans Increased 10.4% Quarter-Over-Quarter

Return on Average Tangible Common Equity1 of 14.0%

NEW YORK, April 21, 2022 – Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $19.0 million, or $1.69 per diluted common share, for the first quarter of 2022 compared to net income of $12.1 million, or $1.43 per diluted common share, for the first quarter of 2021.

The Company will conduct a conference call at 9:00 a.m. Eastern time on Friday, April 22, 2022, to discuss first quarter 2022 results. See “Conference Call” section below for further details.

Financial Highlights include:

•	Total revenues of $54.1 million, up 38.6% from the prior year period and 4.2% from the prior linked quarter.

•	Banking-as-a-Service (“BaaS”) revenues of $5.7 million, up 68.4% from the prior year period and 6.9% from the prior linked quarter.

•	Net income of $19.0 million, up 57.0% from the prior year period and 0.7% from the prior linked quarter.

•	Diluted earnings per share of $1.69, up 18.2% from the prior year period.

•	Net interest margin of 2.71%, up 12 basis points from the prior linked quarter.

•	Loans totaled $4.1 billion, up 27.3% from March 31, 2021 and 10.4% from December 31, 2021.

•	Loan originations of $488.9 million for the first quarter of 2022 compared to $235.7 million for the prior year period and $411.0 million for the prior linked quarter.

•	Deposits were $5.9 billion, up 34.2% from March 31, 2021.

•	Non-interest-bearing demand deposits increased to $3.2 billion, up 46.5% from March 31, 2021.

•	Redeemed $25.0 million of 6.25% subordinated debt.

•	Book value per share was $50.88, up 23.9% from March 31, 2021, and tangible book value per share[1] was $49.99, up 25.3% from March 31, 2021.

•	Return on average equity of 13.8% and return on average tangible common equity[1] of 14.0%.

•	Efficiency ratio[2] improved to 45.5% compared to 52.1% for the prior year period.

1 Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

2 Total non-interest expense divided by Total revenues.

Mark DeFazio, President and Chief Executive Officer, commented, “I am very pleased with our first quarter results, which reflect the sustained strength of our organic balance sheet growth and continued expansion of our Banking-as-a-Service business. The first quarter of 2022 was one of economic uncertainty as well as strategic deployment of liquidity by both MCB and our clients, and at a pace unlike anything we have seen in quite some time. For MCB, this has included substantial deployment of our liquidity into lending and securities, as well as repaying outstanding subordinated debt. For our clients, significant liquidity has moved into business investments and acquisitions. MCB will see immediate benefits from most of these initiatives, and will certainly benefit from our clients’ strategic investments for years to come.

“I am confident this momentum has a long runway, notwithstanding the economic uncertainty we are facing today. MCB has faced similar economic challenges over the past two decades, and we have always been prepared to address these disruptions while sustaining growth and profitability. Lastly, I am grateful for the support of our Board of Directors, clients and employees.”

Balance Sheet

The Company had total assets of $6.6 billion at March 31, 2022, an increase of $1.7 billion, or 34.5%, from March 31, 2021, and a decrease of $493.2 million, or 6.9% from December 31, 2021.

Total loans, net of deferred fees and unamortized costs, were $4.1 billion, an increase of $883.8 million, or 27.3%, from March 31, 2021, and an increase of $389.5 million, or 10.4% from December 31, 2021. Loan production was $488.9 million for the first quarter of 2022 compared to $235.7 million for the prior year period and $411.0 million for the prior linked quarter. The increase in total loans from March 31, 2021 was due primarily to an increase of $800.9 million in commercial real estate (“CRE”) loans (including owner-occupied) and $136.5 million in commercial and industrial (“C&I”) loans, partially offset by a $72.2 million decrease in multi-family loans. The increase in total loans from December 31, 2021 was due primarily to an increase of $293.7 million in CRE loans (including owner-occupied) and $69.1 million in C&I loans.

Total cash and cash equivalents were $1.4 billion at March 31, 2022, an increase of $278.9 million, or 24.6%, from March 31, 2021, and a decrease of $945.4 million, or 40.1%, from December 31, 2021. The increase from March 31, 2021, reflected the strong growth in deposits as well as the cash received from the issuance of common stock during the third quarter of 2021. The decrease from December 31, 2021, reflected the $414.3 million deployment into loans and securities and the $492.6 million decrease of non-interest bearing demand deposits.

Total securities were $975.8 million, an increase of 101.3% from March 31, 2021, and 2.6% from December 31, 2021, due primarily to the deployment of excess liquidity.

Total deposits were $5.9 billion, an increase of $1.5 billion, or 34.2% from March 31, 2021, and a decrease of $496.2 million or 7.7% from December 31, 2021. The increase in deposits from March 31, 2021, was due to increases across most deposit verticals. The decrease in deposits from December 31, 2021, was primarily driven by the $492.6 million decrease of non-interest bearing demand deposits, which was largely a result of deposit outflows related to client corporate activity, including client related acquisitions in the amount of approximately $275.0 million. Non-interest-bearing demand deposits were 53.5% of total deposits at March 31, 2022, compared to 49.0% at March 31, 2021 and 57.0% at December 31, 2021.

During the first quarter of 2022, the Company redeemed $25.0 million of subordinated debt, plus accrued interest. The subordinated notes had a maturity date of March 15, 2027 and an interest rate of 6.25% per annum.

The Company and the Bank each met all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. Total non-owner-occupied commercial real estate loans were 351.0% of total risk-based capital at March 31, 2022, compared to 426.5% and 343.4% at March 31, 2021 and December 31, 2021, respectively.

Income Statement

Financial Highlights

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2022	2021	2021
Total revenues (1)	$54,059	$51,867	$39,017
Net income	19,021	18,887	12,117
Diluted earnings per common share	1.69	1.69	1.43
Return on average assets (2)	1.11%	1.10%	1.05%
Return on average equity (2)	13.8%	13.6%	14.2%
Return on average tangible common equity (2), (3)	14.0%	13.9%	14.8%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	For periods less than a year, ratios are annualized.
(3)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

Net Interest Income

Net interest income for the first quarter of 2022 was $46.6 million, an increase of $1.8 million from the prior linked quarter and $12.2 million from the prior year period. This was primarily due to an increase in the average balance of loans and securities. The average balance of loans increased $207.6 million and $714.5 million compared to the prior linked quarter and prior year period, respectively. The average balance of securities increased $221.5 million and $679.4 million compared to the prior linked quarter and prior year period, respectively. Interest income for the prior linked quarter included elevated loan fees. Interest expense for the first quarter of 2022 included $274,000 of unamortized debt issue costs related to the subordinated debt redemption.

Net Interest Margin

Net interest margin for the first quarter of 2022 was 2.71% compared to 2.59% and 3.00% for the prior linked quarter and prior year period, respectively. The 12 basis point increase in net interest margin from the prior linked quarter was driven largely by the shift toward higher yielding assets, partially offset by the recognition of unamortized debt issue costs related to the subordinated debt redemption in the first quarter of 2022. The 29 basis point decline from the prior year period was primarily due to the $868.7 million increase in the average balance of lower yielding overnight deposits.

Total cost of funds for the first quarter of 2022 was 28 basis points compared to 28 basis points and 35 basis points for the prior linked quarter and prior year period, respectively. The 7 basis point decline from the prior year period was driven by the shift toward non-interest bearing deposits as well as a decrease in the cost of interest-bearing deposits.

Non-Interest Income

Non-interest income was $7.4 million for the first quarter of 2022, an increase of $370,000 and $2.8 million from the prior linked quarter and prior year period, respectively. The increases from the prior periods were driven primarily by increases in Global Payments Group (BaaS) revenue from underlying client transaction volumes. Global Payments Group revenue was $5.7 million for the first quarter of 2022, an increase of $364,000 and $2.3 million from the prior linked quarter and prior year period, respectively.

Non-Interest Expense

Non-interest expense was $24.6 million for the first quarter of 2022, an increase of $1.3 million and $4.3 million from the prior linked quarter and prior year period, respectively. Non-interest expense increased from the prior linked quarter primarily due to seasonally higher employer taxes and benefit costs. Non-interest expense increased from the prior year period primarily due to an increase in full-time employees, and general expense growth in line with revenue growth and volume expansion in the global payments business.

Income Tax Expense

The estimated effective tax rate for the first quarter of 2022 was 27.0% compared to 32.7% and 31.7% for the prior linked quarter and prior year period, respectively. The effective tax rate decreased from the prior linked quarter and prior year period due to discrete tax items during the period.

Asset Quality

Credit quality remains strong as non-performing loans to total loans decreased to 0.00% at March 31, 2022 from 0.28% and 0.17% at December 31, 2021 and March 31, 2021, respectively.

The Company recorded a provision of $3.4 million for the first quarter of 2022 compared to $501,000 and $950,000 for the prior linked quarter and prior year period, respectively. The increase in the provision was driven primarily by loan growth.

Conference Call

The Company will conduct a conference call at 9:00 a.m. Eastern time on Friday, April 22, 2022, to discuss first quarter 2022 results. To access the event by telephone, please dial 866-342-8591 (US), 203-518-9713 (INTL), and provide conference ID: MCBQ122 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software.

For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”). The Bank is a New York City based commercial bank that provides a broad range of business, commercial and personal banking products and services to small, middle-market, corporate enterprises, municipalities, and affluent individuals. The Bank’s Global Payments Group is an established leader in BaaS (Banking-as-a-Service) to various domestic and international fintech, payments and money services businesses. The Bank operates banking centers in New York City and on Long Island in New York State, and is ranked as one of the 100 Fastest-Growing Companies by Fortune and one of the Top 50 Community Banks by S&P. The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit MCBankNY.com.

Forward Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to an unexpected deterioration in our loan or securities portfolios, unexpected increases in our expenses, different than anticipated growth and our ability to manage our growth, unanticipated regulatory action or changes in regulations, unexpected changes in interest rates, inflation, an unanticipated decrease in deposits, an unanticipated loss of key personnel or existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in FDIC costs, changes in regulations, legislation or tax or accounting rules, the current or anticipated impact of military conflict, terrorism or other geopolitical events and unanticipated adverse changes in our customers’ economic conditions or general economic conditions, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Further, given its ongoing and dynamic nature, including the rate of vaccine acceptance and the development of new variants, it is difficult to predict the continued impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; our cyber security risks may increase if a significant number of our employees are forced to work remotely; and FDIC premiums may increase if the agency experiences additional resolution costs. Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

Consolidated Balance Sheet (unaudited)

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(in thousands)	2022	2021	2021	2021	2021
Assets
Cash and due from banks	$32,483	$28,864	$32,660	$29,651	$9,432
Overnight deposits	1,381,475	2,330,486	1,824,820	1,689,614	1,125,589
Total cash and cash equivalents	1,413,958	2,359,350	1,857,480	1,719,265	1,135,021
Investment securities available for sale	505,728	566,624	603,168	543,769	479,988
Investment securities held to maturity	467,893	382,099	2,017	2,222	2,492
Equity investment securities, at fair value	2,173	2,273	2,289	2,291	2,281
Total securities	975,794	950,996	607,474	548,282	484,761
Other investments	15,989	11,998	11,998	11,989	11,638
Loans, net of deferred fees and unamortized costs	4,121,443	3,731,929	3,603,288	3,449,490	3,237,664
Allowance for loan losses	(38,134)	(34,729)	(38,121)	(37,377)	(35,502)
Net loans	4,083,309	3,697,200	3,565,167	3,412,113	3,202,162
Receivables from global payments business, net	62,129	39,864	48,302	40,091	38,356
Accrued interest receivable	16,186	15,195	13,504	14,424	13,982
Premises and equipment, net	16,434	15,116	14,031	13,337	13,756
Prepaid expenses and other assets	29,626	16,906	13,565	17,959	13,392
Goodwill	9,733	9,733	9,733	9,733	9,733
Total assets	$6,623,158	$7,116,358	$6,141,254	$5,787,193	$4,922,801
Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$3,176,048	$3,668,673	$2,803,823	$2,794,136	$2,167,899
Interest-bearing deposits	2,763,315	2,766,899	2,653,746	2,494,137	2,258,818
Total deposits	5,939,363	6,435,572	5,457,569	5,288,273	4,426,717
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Subordinated debt, net of issuance cost	—	24,712	24,698	24,684	24,670
Secured borrowings	32,322	32,461	35,559	36,449	36,475
Accounts payable, accrued expenses and other liabilities	50,216	36,411	38,129	30,598	42,737
Accrued interest payable	297	746	448	1,773	563
Prepaid third-party debit cardholder balances	24,092	8,847	21,577	21,201	22,802
Total liabilities	6,066,910	6,559,369	5,598,600	5,423,598	4,574,584

Class B preferred stock	—	—	3	3	3
Common stock	109	109	106	83	83
Additional paid in capital	383,327	382,999	382,922	219,098	217,384
Retained earnings	200,406	181,385	162,498	146,283	132,947
Accumulated other comprehensive gain (loss), net of tax effect	(27,594)	(7,504)	(2,875)	(1,872)	(2,200)
Total stockholders’ equity	556,248	556,989	542,654	363,595	348,217
Total liabilities and stockholders’ equity	$6,623,158	$7,116,358	$6,141,254	$5,787,193	$4,922,801

Consolidated Statement of Income (unaudited)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2022	2021	2021
Total interest income	$50,970	$49,110	$38,106
Total interest expense	4,338	4,300	3,684
Net interest income	46,632	44,810	34,422
Provision for loan losses	3,400	501	950
Net interest income after provision for loan losses	43,232	44,309	33,472

Non-interest income
Service charges on deposit accounts (1)	1,370	1,313	972
Global Payments Group revenue (1)	5,657	5,293	3,360
Other service charges and fees	506	468	304
Unrealized gain (loss) on equity securities	(106)	(17)	(41)
Total non-interest income	7,427	7,057	4,595

Non-interest expense
Compensation and benefits	13,421	12,001	11,428
Bank premises and equipment	2,116	1,992	2,024
Professional fees	1,474	1,567	1,304
Technology costs	1,399	1,736	927
Licensing fees	2,294	2,265	2,074
Other expenses	3,915	3,753	2,566
Total non-interest expense	24,619	23,314	20,323

Net income before income tax expense	26,040	28,052	17,744
Income tax expense	7,019	9,165	5,627
Net income	$19,021	$18,887	$12,117

Earnings per common share:
Average common shares outstanding - basic	10,919,868	10,780,073	8,276,174
Average common shares outstanding - diluted	11,223,294	11,084,262	8,417,319
Basic earnings	$1.74	1.74	$1.46
Diluted earnings	$1.69	1.69	$1.43

(1)	Certain prior period amounts have been reclassified for consistency with the current period presentation.

Loan Production, Asset Quality & Regulatory Capital

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(dollars in thousands)	2022	2021	2021	2021	2021
LOAN PRODUCTION	$488.9	$411.0	$312.9	$265.4	$235.7

ASSET QUALITY
Non-performing loans:
Non-accrual loans:
Commercial real estate	$—	$9,984	$9,984	$—	$—
Commercial and industrial	—	—	3,145	3,337	3,337
Consumer	24	37	1,674	1,560	1,523
Total non-accrual loans	24	10,021	14,803	4,897	4,860
Total non-performing loans	24	10,286	15,376	5,491	5,464
Non-accrual loans to total loans	—%	0.27%	0.41%	0.14%	0.15%
Non-performing loans to total loans	—%	0.28%	0.43%	0.16%	0.17%
Allowance for loan losses	38,134	34,729	38,121	37,377	35,502
Allowance for loan losses to total loans	0.93%	0.93%	1.06%	1.08%	1.10%
Charge-offs	—	(3,909)	(54)	—	(855)
Recoveries	5	17	308	—	—
Net charge-offs/(recoveries) to average loans (annualized)	—%	0.42%	(0.03)%	—%	0.11%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	8.6%	8.5%	9.4%	6.8%	7.8%
Metropolitan Commercial Bank	8.5%	8.4%	9.3%	7.3%	8.2%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	13.3%	14.1%	14.1%	9.7%	9.9%
Metropolitan Commercial Bank	13.6%	14.4%	14.6%	11.1%	11.3%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	13.7%	14.6%	14.8%	10.5%	10.7%
Metropolitan Commercial Bank	13.6%	14.4%	14.6%	11.1%	11.3%

Total Risk-Based:
Metropolitan Bank Holding Corp.	14.6%	16.1%	16.5%	12.2%	12.4%
Metropolitan Commercial Bank	14.5%	15.2%	15.6%	12.2%	12.4%

Performance Measures

	Three Months Ended
(dollars in thousands, except per share data)	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021
Net income available to common shareholders	18,996	18,718	12,062
Per common share:
Basic earnings	$1.74	$1.74	$1.46
Diluted earnings	$1.69	$1.69	$1.43
Common shares outstanding:
Period end	10,931,697	10,925,029	8,345,032
Average fully diluted	11,223,294	11,084,262	8,417,319
Return on: (1)
Average total assets	1.11%	1.10%	1.05%
Average equity	13.8%	13.6%	14.2%
Average tangible common equity (2)	14.0%	13.9%	14.8%
Yield on average earning assets	2.96%	2.85%	3.32%
Total cost of deposits	0.23%	0.25%	0.31%
Net interest spread	2.32%	2.24%	2.64%
Net interest margin	2.71%	2.59%	3.00%
Net charge-offs as % of average loans (1)	—%	0.42%	0.11%
Efficiency ratio	45.5%	44.9%	52.1%

(1)	Ratios are annualized.
(2)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

Interest Margin Analysis

	Three Months Ended
	Mar. 31, 2022			Dec. 31, 2021			Mar. 31, 2021
	Average			Average			Average
	Outstanding		Yield /	Outstanding		Yield /	Outstanding		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$3,901,976	$46,536	4.78%	$3,694,362	$45,724	4.81%	$3,187,450	$36,840	4.67%
Available-for-sale securities	565,301	1,648	1.17	599,175	1,656	1.11	330,451	752	0.91
Held-to-maturity securities	447,165	1,738	1.55	191,795	716	1.49	2,623	11	1.71
Equity investments	2,328	6	1.03	2,322	6	0.96	2,302	8	1.39
Overnight deposits	1,969,366	915	0.19	2,215,042	857	0.15	1,100,690	344	0.13
Other interest-earning assets	13,328	127	3.80	11,998	151	4.98	11,610	151	5.27
Total interest-earning assets	6,899,464	50,970	2.96	6,714,694	49,110	2.85	4,635,126	38,106	3.32
Non-interest-earning assets	57,241			105,083			69,894
Allowance for loan losses	(36,130)			(38,464)			(35,969)
Total assets	$6,920,575			$6,781,313			$4,669,051
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$2,639,572	3,463	0.53	$2,691,693	3,614	0.53	$2,058,611	2,907	0.57
Certificates of deposit	75,881	162	0.86	80,197	176	0.87	86,902	264	1.23
Total interest-bearing deposits	2,715,453	3,625	0.54	2,771,890	3,790	0.54	2,145,513	3,171	0.60
Borrowed funds	40,340	713	7.07	45,324	510	4.49	45,282	513	4.53
Total interest-bearing liabilities	2,755,793	4,338	0.64	2,817,214	4,300	0.61	2,190,795	3,684	0.68
Non-interest-bearing liabilities:
Non-interest-bearing deposits	3,574,835			3,337,477			2,067,539
Other non-interest-bearing liabilities	28,927			74,496			63,932
Total liabilities	6,359,555			6,229,187			4,322,266
Stockholders' equity	561,020			552,126			346,785
Total liabilities and equity	$6,920,575			$6,781,313			$4,669,051
Net interest income		$46,632			$44,810			$34,422
Net interest rate spread (3)			2.32%			2.24%			2.64%
Net interest margin (4)			2.71%			2.59%			3.00%
Total cost of deposits (5)			0.23%			0.25%			0.31%
Total cost of funds (6)			0.28%			0.28%			0.35%

(1)	Annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following table:

	Quarterly Data
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(dollars in thousands, except per share data)	2022	2021	2021	2021	2021
Average assets	$6,920,575	$6,781,313	$5,916,548	$5,504,686	$4,669,051
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets	$6,910,842	$6,771,580	$5,906,815	$5,494,953	$4,659,318

Average equity	$561,020	$552,126	$394,787	$357,097	$346,785
Less: Average preferred equity	—	1,834	5,502	5,502	5,502
Average common equity	$561,020	$550,292	$389,285	$351,595	$341,283
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity	$551,287	$540,559	$379,552	$341,862	$331,550

Return on average tangible common equity (1), (2)	14.0%	13.9%	16.9%	15.7%	14.8%

Total assets	$6,623,158	$7,116,358	$6,141,254	$5,787,193	$4,922,801
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets	$6,613,425	$7,106,625	$6,131,521	$5,777,460	$4,913,068

Total equity	$556,248	$556,989	$542,654	$363,595	$348,217
Less: preferred equity	—	—	5,502	5,502	5,502
Common equity	$556,248	$556,989	$537,152	$358,093	$342,715
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value)	$546,515	$547,256	$527,419	$348,360	$332,982

Common shares outstanding	10,931,697	10,925,029	10,644,193	8,344,193	8,345,032
Book value per share (GAAP)	$50.88	$50.98	$50.46	$42.92	$41.07
Tangible book value per share (non-GAAP) (3)	$49.99	$50.09	$49.55	$41.75	$39.90

(1) Ratios are annualized.

(2) Net income divided by average tangible common equity.

(3) Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.